Exhibit 7.23

LIMITED LIABILITY COMPANY AGREEMENT
OF
EDGE ACQUISITION, LLC
a Delaware limited liability company

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”)of EDGE ACQUISITION, LLC (the “Company”), dated and effective as of January 28,2007, is adopted and executed and entered into by and among Sterling Capital Partners, L.P., Sterling Capital Partners II, L.P., Citigroup Capital Partners II 2007 Citigroup Investment, L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II Onshore, L.P. and Citigroup Capital Partners II Cayman Holdings, L.P. and CGI CPE LLC (collectively, the “Investor Members”) and Steven Taslitz, R. Christopher Hoehn-Saric, Eric Becker and Merrick Elfman (collectively, the “Sterling Affiliate Members” and, together with the Investor Members, the “Members”).

RECITALS

WHEREAS, the Company, Edge Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Educate, Inc., a Delaware corporation (“Educate”) are, concurrently with the execution of this Agreement, entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into Educate, with Educate surviving that merger on the terms and subject to the conditions set forth in the Merger Agreement (the “Transaction”); and

WHEREAS, the Company and each of Apollo Sylvan, LLC and Apollo Sylvan II, LLC (together, “Apollo”) are, concurrently with the execution of this Agreement, entering into a voting agreement (the “Voting Agreement”), pursuant to which Apollo agrees, subject to the terms and conditions set forth therein, to vote certain Shares (as defined in the Voting Agreement) in favor of the adoption of the Merger Agreement.

AGREEMENT

         NOW, THEREFORE, the Members, by execution of this Agreement, hereby form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. ss. 18-101, et seq.), as amended from time to time (the “Act”), and hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1.         Definitions. When capitalized in this Agreement, the terms set forth in this Article have the following definitions (capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement):

(a)           “Citigroup Members” means Citigroup Capital Partners II 2007 Citigroup Investment, L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II Onshore, L.P., Citigroup Capital Partners II Cayman Holdings, L.P. and CGI CPE LLC.

(b)           “Controlling Members” means Sterling Capital Partners, L.P. and Sterling Capital Partners II, L.P., acting together.

(c)           “Equity Commitment Letters” means the Investor Member Equity Commitment Letters and the Equity Rollover Commitment Letters.

(d)           “Equity Commitments” means the amounts set forth next to each Member’s name on Schedule A hereto that such Member has committed to provide to the Company pursuant to, and subject to the terms contained in, such Member’s Equity Commitment Letter.

(e)           “Investor Member Equity Commitment Letters” means the letters from each of the Investor Members to the Company, dated as of the date of this Agreement, pursuant to which each of the Investor Members has committed, subject to the terms and conditions thereof, (i) to provide or cause to be provided the cash amounts set forth therein and (ii) with respect to certain of the Investor Members, to contribute to the Company the number of shares of Educate common stock set forth therein.

(f)            “Limited Guarantee”means the Limited Guarantee, dated as of the date of this Agreement, delivered by each Investor Member to Educate.

(g)           “Equity Rollover Commitment Letters” means the letters from each of the Sterling Affiliate Members to the Company, dated as of the date of this Agreement, pursuant to which each of the Sterling Affiliate Members has committed, subject to the terms and conditions to contribute to the Company (i) the number of shares of Educate common stock set forth therein and (ii) with respect to certain of such Sterling Affiliate Members and under certain circumstances, the cash amounts set forth therein.

ARTICLE II
ORGANIZATIONAL MATTERs

2.1.         Name. The name of the limited liability company formed hereby is Edge Acquisition, LLC.

2.2.         Certificates.  Christina Gilpin is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, her powers as an “authorized person” ceased, and each Member thereupon became a designated “authorized person” and shall continue as a designated “authorized person” within the meaning of the Act. Subject to Article IV, a Member, as an authorized person within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware. Subject to Article IV, a Member shall execute, deliver and file, or cause the execution, delivery and filing of, any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

2.3.         Purposes. The purpose and business of the Company is to enter into the Transaction.

2.4.         Powers. Except as otherwise provided in this Agreement, the Act or any other applicable laws and regulations, the Company shall have the power and authority to take any and all actions that are necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes described herein.

2.5.         Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Members.

2.6.         Registered Office. The address of the Company’s registered office in Delaware is c/o the Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.

2.7.         Registered Agent. The name and address of the registered agent in Delaware for service of process are the Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.

2.8.         Members. The names and mailing addresses of the Members, and their respective capital contributions are set forth on Schedule A.

2.9.         Officers. The Controlling Members may, from time to time as they deem advisable, select natural persons and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Controlling Members decide otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office, except to the extent otherwise limited by this Agreement. An Officer may be removed with or without cause by the Controlling Members.

2.10.       Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the unanimous written consent of the Members, not including the consent of the Terminating Investor Members (as defined below), if any.

2.11.       Effective Time. This Agreement shall become effective upon the execution of this Agreement by all of the Members and shall be effective until the earlier of (a) the consummation of the Merger under the Merger Agreement, at which time this Agreement shall be amended and restated in accordance with the Amended and Restated Limited Liability Company Agreement of Edge Acquisition, LLC (the “Amended LLC Agreement”), in form and substance to be mutually agreed to among the Members prior to the consummation of the Merger; provided, however, that Sections 5.7 and 5.8 shall continue in full force and effect and be enforceable against the parties to this Agreement, and (b) the dissolution of the Company pursuant to Section 6.3. The Members hereby agree that they shall enter into the Amended LLC Agreement upon the consummation of the Merger under the Merger Agreement.

ARTICLE III
CAPITALIZATION; DISTRIBUTIONS

3.1.         Capital Contributions. The Members are deemed admitted as Members of the Company upon their execution and delivery of this Agreement. Each Member has contributed the amount set forth on Schedule A. If the Controlling Members determine that the aggregate Equity Commitments of the Members shall be reduced, the Equity Commitments of each Investor Member shall be reduced pro rata based on their respective Equity Commitments; provided that any reduction to the Citigroup Members’ Equity Commitments shall first reduce CGI CPE LLC’s Equity Commitment, and then, to the extent that the aggregate reduction of the Citigroup Members’ Equity Commitment exceeds CGI CPE LLC’s Equity Commitment, such excess shall reduce the other Citigroup Members’ Equity Commitments pro rata based on their respective Equity Commitments.

3.2.         Additional Contributions. Except to the extent provided in a Member’s Equity Commitment Letter (subject to the terms of such letters and this Agreement), such Member is not required to make any additional capital contribution to the Company, and without unanimous consent of the Members shall not make any additional capital contributions.

3.3.         Distributions. With the exception of the Termination Fee (as defined in Section 5.4(a) of this Agreement), which shall be distributed as promptly as practicable upon its receipt and allocated in accordance with Section 5.4, distributions shall be made to the Members at the times and in the aggregate amounts determined by the Controlling Members, and shall be distributed pro rata among the Members in proportion to their respective Equity Commitments. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Members on account of their interests in the Company if such distribution would violate the Securities Act or other applicable law.

ARTICLE IV
MEMBERS AND ACTIONS

4.1.         Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. Members shall not have the authority to bind the Company by virtue of their status as Members.

4.2.         Controlling Member Decisions.

(a)           Except to the extent any Section of this Agreement expressly provides otherwise, the Controlling Members, in consultation with all Members, shall make all decisions with respect to all actions taken by the Company or its Subsidiaries (including Merger Sub), including, but not limited to, any decision with respect to the Merger Agreement; including, but not limited to, the exclusive right to make any determination (including with respect to waivers of any conditions and determination as to satisfaction of any conditions) or decision to exercise any rights to terminate the Merger Agreement pursuant to Article 7 (“Termination, Amendment and Waiver”) of the Merger Agreement or to waive any conditions specified under Sections 6.1 (“Conditions to Each Party’s Obligation to Effect the Merger”) and 6.2 (“Conditions to Obligation of Parent and MergerCo”) of the Merger Agreement, including preparatory action relating to any of the foregoing (e.g., writing of letters), which decision or termination shall be absolute and binding on the other Members and shall be exercised in the sole discretion of the Controlling Members; provided, however, that the Controlling Members may not cause the Company or Merger Sub to take any action in a way that has a material disproportionate and adverse impact on an Investor Member relative to the other Investor Members without such materially disproportionately and adversely impacted Investor Member’s consent, other than action set forth in this Agreement.

(b)           If the Controlling Members have agreed to take any action under Section 4.2(a) to (i) increase or modify the amount or form of the consideration to be offered by the Members to acquire Educate in the Transaction (such a decision, a “Change in Merger Consideration”) or (ii) modify or waive, in a manner adverse to the Company or the Investor Members, the provisions of the Merger Agreement relating to the Termination Fee, the Acquiror Expenses, the Company Expenses or the Damages Cap (any such action in (i) or (ii), a “Trigger Action”), and any Investor Member declines to consent to such Trigger Action, such Investor Member may terminate its participation in the Transaction (a “Terminating Investor Member”) and shall have no obligation to contribute its proportionate share of the Equity Commitments or have any liability by reason of this Agreement, the Merger Agreement, the Investor Member Equity Commitment Letters, the Limited Guarantees or any related documents (except in respect of prior breaches, if any) other than any obligation or liability pursuant to Sections 5.5, 5.6, and Article VI of this Agreement, whether or not the Transaction is ultimately consummated, and the Terminating Investor Member shall be released from any liability under this Agreement, the Merger Agreement, the Investor Member Equity Commitment Letters, the Limited Guaranteesor any related documents, other than as set forth above; provided, however, that if the Terminating Investor Member is subsequently replaced by a new Investor Member that assumes in full the Terminating Investor Member’s Equity Commitment, the Terminating Investor Member’s obligation to pay its proportionate share of Group Fees and Expenses (as defined in Section 5.6 of this Agreement) shall also be assumed by the new Investor Member, provided further that the Terminating Investor Member’s obligation to pay its proportionate share of Group Fees and Expenses shall also be reduced pro rata to the extent the Terminating Investor Member’s Equity Commitment is accepted by the other Investor Members or new investors pursuant to the last sentence of this Section 4.2(b). The Controlling Members must provide two business days’ prior written notice of their intention to approve any Trigger Action pursuant to Section 4.2(a). Upon receipt of any such notice, if an Investor Member does not provide written notice to the other Members within five (5) business days of its intent to terminate its participation in the Transaction pursuant to this Section 4.2(b), it shall be deemed to have consented to such Trigger Action. For the avoidance of doubt, in the event an Investor Member terminates its participation in the Transaction, such Terminating Investor Member shall no longer be an Investor Member or a Member of the Company, but shall remain bound by the terms of such Investor Member’s confidentiality agreement with Educate, datedOctober 3, 2006, or any joinder thereto, as applicable. In the event an Investor Member terminates its participation in the Transaction, the amount of the Terminating Investor Member’s Equity Commitment shall first be offered to the other Investor Members in proportion to their respective Equity Commitments at the time of such termination, and if none or not all of the Terminating Investor Member’s Equity Commitment is accepted by the other Investor Members, then the Controlling Members (excluding, for this purpose, the Terminating Investor Member) may offer the Terminating Investor Member’s Equity Commitment, or remaining portion thereof, to the other Investor Members or to a new investor or investors.

4.3.         Public Announcements. Except as otherwise required by law, including any securities laws or rules of a self-regulatory organization, the content of all public announcements issued by any Member concerning the Transaction or any of the other transactions contemplated by the Merger Agreement shall be subject to the consent of all the Members, which consent shall not be unreasonably withheld.

4.4.         Syndication. No Member may syndicate its Equity Commitment without the prior written consent of the Controlling Members. Notwithstanding anything to the contrary contained in this Agreement, an Investor Member may syndicate its Equity Commitment without the prior written consent of the Controlling Members to its affiliated funds, entities and investment vehicles and to co-investors where the Investor Member or its affiliates retains direct or indirect control over voting and disposition (a “Permitted Assignee”); provided, however, that no such syndication shall relieve such Investor Member of its obligations under this Agreement and its Investor Member Equity Commitment Letter. At Closing, the Members will cause their respective Permitted Assignees to enter into all documentation necessary to cause such Permitted Assignee to become a Member.

4.5.         Debt Financing. All actions and decisions of the Company or Merger Sub with respect to debt financing (including with respect to existing debt commitments) shall require the approval of the Controlling Members. Without limiting the foregoing, the Controlling Members may cause the Company or Merger Sub to negotiate, enter into and borrow under definitive agreements relating to debt financing to be provided at the Closing.

4.6.         Failing Members. If at the Closing, the conditions to a Member’s equity financing commitment set forth in such Member’s Equity Commitment Letter are satisfied (it being understood that any decision in accordance with Section 4.2 shall govern such determination) and such Member does not fund its commitment or asserts in writing its unwillingness to fund its commitment in violation of this Agreement or its Equity Commitment Letter (a “Failing Member”), the non-Failing Members will be entitled to:

(a)           terminate the Failing Member’s participation in the Transaction, it being understood that no such termination shall affect the other Members’ rights against such Failing Member with respect to such failure or unwillingness to fund;

(b)           require specific performance of the provisions of such Failing Member’s Equity Commitment (and/or limited guaranty, if applicable), whether before or after the Closing, together with any costs of enforcement, the Members hereby acknowledging and agreeing that irreparable damage would occur in the event such provisions were not performed in accordance with the terms therein; and/or

(c)           require payment by the Failing Member in an amount equal to the actual damages caused by such Failing Member (including amounts paid under any Company Expenses) up to the amount of the Damages Cap plus any out-of-pocket expenses incurred by the non-Failing Members in connection with the Transaction. Notwithstanding any provision in this Agreement to the contrary, no Member shall be liable for damages in excess of the Damages Cap plus out-of-pocket expenses incurred by the non-Failing Members in connection with the Transaction as a result of such Member’s breach of this Agreement or such Member’s Equity Commitment Letter.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1.         Regulatory Efforts.

(a)           If any Governmental Entity asserts any objections under any antitrust, energy or other regulatory law or regulation with respect to the Transaction in connection with any regulatory clearances that are conditions precedent under the Merger Agreement to the Closing and such objections relate to the activities or investments of an Investor Member or such Investor Member’s affiliated funds, such Investor Member will use its reasonable best efforts to take such actions that are within its power and authority as may be necessary to resolve such objections with respect to the Transaction so as to enable the Closing to occur no later than the earlier of (i) the Outside Date and (ii) the date all other conditions to Closing have been satisfied.

(b)           No Member shall commit to take any actions or positions on behalf of the Company with respect to obtaining a clearance or approval from any Governmental Entity for the Transaction without the approval of the Controlling Members. All Members shall make reasonable best efforts to give each Member the opportunity to participate in making any decisions as to actions or positions the Company will take with respect to obtaining a clearance or approval from any Governmental Entity for the Transaction.

(c)           Subject to applicable law, no Member shall, and the Company will not, commit to take any actions or positions on behalf of any other Members in connection with obtaining regulatory clearances without such Member’s prior consent.

5.2.         Voting Agreement. All actions and decisions to be taken by the Company or Merger Sub relating to the Voting Agreement, including with respect to any waivers, extensions, amendments, enforcement actions or negotiations relating to any of the foregoing, shall be made or taken by the Controlling Members.

5.3.         Equity Commitment Letters. Except with respect to any amendment of any Equity Commitment Letter, or as otherwise as set forth in Section 4.6, all actions and decisions to be taken by the Company relating to any Equity Commitment Letter, including with respect to any waivers, extensions, enforcement actions or negotiations relating to any Equity Commitment

Letter or any actions or decisions to be taken in respect thereof, shall be made or taken by the Controlling Members or, with respect to any Equity Commitment Letter of a Controlling Member, a majority of the non-Controlling Members, based on each non-Controlling Member’s Equity Commitment.

5.4.         Allocation of Termination Fee.

(a)           Any termination fee or expense reimbursement payment paid by Educate or any of its affiliates pursuant to the Merger Agreement (the “Termination Fee”) will be applied first (i) to any out-of-pocket expenses and fees incurred by the Members in connection with the Transaction, including legal fees and fees required to be paid to the Members’ financial advisor(s) in the event of a termination of the Merger Agreement, and second (ii) to the Investor Members (other than any Failing Member or Terminating Investor Member) or their designees and in proportion to their respective Equity Commitments.

(b)           In the event any fee or expense reimbursement payment is required to be paid by the Members (including as a result of any obligation by the Company to pay such a fee or payment under the Merger Agreement) to Educate (such fee or payment, the “Company Expenses”), the Company Expenses shall be paid by the Investor Members in proportion to their respective Equity Commitments; provided, however, that in the event the Company Expenses are  payable as a result of a breach of this Agreement or such Member’s Equity Commitment Letter, by any Member (such Member, the “Defaulting Member”), the Defaulting Member shall pay and bear the full responsibility for payment of the Company Expenses and the Members who are not Defaulting Members (the “Non-Defaulting Members”) shall not be required to pay any amount of the Company Expenses. In the event there are two or more Defaulting Members, the Defaulting Members shall be liable to pay the entire amount of the Company Expenses in proportion to the ratio of the Equity Commitment of each Defaulting Member to the Equity Commitments of the other Defaulting Member(s).

5.5.         Allocation of Expenses. If the Transaction is consummated, the Company shall cause the surviving corporation (i.e., Educate) to pay or reimburse each Member (other than a Failing Investor Member) for any and all out-of-pocket fees and expenses incurred by it in connection with the Transaction; provided, that a Terminating Investor Member shall only be entitled to be reimbursed for its fees and expenses incurred prior to such Member becoming a Terminating Investor Member. If the Transaction is not consummated, (a) each of the Investor Members (including a Failing Investor Member and a Terminating Investor Member) will be responsible for the fees and expenses of legal counsel, accountants, financial advisors and other consultants or advisors and any financing or other fees and expenses incurred by Company or Merger Sub or by any of the Investor Members in connection with the transactions contemplated by the Merger Agreement, including any expenses incurred in connection with due diligence and the negotiation of the Merger Agreement and any related documents and any regulatory filing fees (the “Group Fees and Expenses”), in proportion to their respective Equity Commitments; provided, however, that a Terminating Investor Member shall only be responsible for its proportionate share of the Group Fees and Expenses incurred prior to such Member becoming a Terminating Investor Member.

5.6.         Termination of Agreements. The Members hereby agree that upon the consummation of the Merger, the Members shall, or shall cause Educate to, as applicable take all actions necessary to effectuate the termination of the following agreements: (a) the Confidentiality Agreement by and between Educate, Sterling Capital Partners, L.P. and Sterling Capital Partners II, L.P., dated October 3, 2006 and (ii) the Joinder Agreement by Citigroup Private Equity, a unit of Citigroup Alternative Investments LLC, dated October 4, 2006.

5.7.         Contributions With Respect to Limited Guarantees. The Members shall cooperate in defending any claim with respect to which the Investor Members are or any of them is, or is alleged to be, liable to make payments under the Limited Guarantees. Subject to Sections 4.6 and 5.4, each Investor Member agrees to contribute to the amount paid or payable by the other Investor Members in respect of the Limited Guarantees so that each Investor Member will have paid an amount equal to the product of the aggregate amount paid under all of the Limited Guarantees multiplied by a fraction of which the numerator is such Investor Member’s Equity Commitment and the denominator is the sum of the Investor Members’ Equity Commitments, which amount shall be reduced proportionately based on such Investor Members’ respective Equity Commitments for any amounts paid or payable with respect to such Limited Guarantees by any other Investor Member or other person contribution equity to the Company pursuant to the terms of such Investor Member’s Equity Commitment Letter; provided, however, that a Terminating Investor Member shall not be liable for any such claims made after such Member became a Terminating Investor Member.

ARTICLE VI
GENERAL PROVISIONS

6.1.         Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

6.2.         Assignments/Transfers. Except in connection with a syndication permitted under Section 4.4 or a transfer to a Member’s affiliate, a Member may not at any time assign or otherwise transfer, in whole or in part, by operation of law or otherwise, its limited liability company interest in the Company without the prior written consent of all Members.

6.3.         Dissolution.

(a)           The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the later of (x) the termination of the Merger Agreement by the Company or Educate pursuant to Sections 7.1, 7.2, 7.3, or 7.4 of the Merger Agreement and (y) the payment of all fees due to the Company thereunder; (ii) the unanimous written consent of the Members; (iii) at any time there are no members of the Company unless the Company is continued in accordance with the Act; or (iv) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b)           The bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c)           In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d)           Upon the cancellation of the Certificate of Formation of the Company in accordance with the Act, the Company and this Agreement shall terminate.

6.4.         Severability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

6.5.         Entire Agreement. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof.

6.6.         Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

6.7.         Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed by all of the parties hereto.

6.8.         Sole Benefit of the Members. Except as expressly provided in this Agreement, the provisions of this Agreement are intended solely to benefit the Members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

[Remainder of page intentionally left blank. Signature pages follow.]

*              *              *              *

IN WITNESS WHEREOF, the Members, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

MEMBERS:

STERLING CAPITAL PARTNERS, L.P.
By: SC Partners, L.P., its General Partner
By: Sterling Capital Partners, LLC, its General Partner

By:	/s/ Merrick M. Elfman
Name:	Merrick M. Elfman
Its:	Senior Managing Director

STERLING CAPITAL PARTNERS II, L.P.
By: SC Partners II, L.P., its General Partner
By: Sterling Capital Partners II, LLC, its General Partner

By:	/s/ Merrick M. Elfman
Name:	Merrick M. Elfman
Its:	Senior Managing Director

CITIGROUP CAPITAL PARTNERS II CAYMAN HOLDINGS, L.P.
By: Citigroup Private Equity LP, its general partner

By:	/s/ Todd E. Benson
Name:	Todd E. Benson
Its:	Vice President

CITIGROUP CAPITAL PARTNERS II ONSHORE, L.P.
By: Citigroup Private Equity LP, its general partner

By:	/s/ Todd E. Benson
Name:	Todd E. Benson
Its:	Vice President

Signature Page to Interim LLC Agreement

CITIGROUP CAPITAL PARTNERS II EMPLOYEE MASTER FUND, L.P.
By: Citigroup Private Equity LP, its general partner

By:	/s/ Todd E. Benson
Name:	Todd E. Benson
Its:	Vice President

CITIGROUP CAPITAL PARTNERS II 2007 CITIGROUP INVESTMENT, L.P.
By: Citigroup Private Equity LP, its general partner

By:	/s/ Todd E. Benson
Name:	Todd E. Benson
Its:	Vice President

CGI CPE LLC

/s/ Todd E. Benson
By: Todd Benson
Title: Authorized Signatory

/s/ Steven Taslitz
STEVEN TASLITZ

/s/ R. Christopher Hoehn-Saric
R. CHRISTOPHER HOEHN-SARIC

/s/ Eric Becker
ERIC BECKER

/s/ Merrick Elfman
MERRICK ELFMAN

Signature Page to Interim LLC Agreement

Member	Address	Capital Contribution	Equity Commitment

Sterling Capital Partners, L.P.	Sterling Capital Partners, LLC 1033 Skokie Boulevard, Suite 600 Northbrook, Illinois 60062 Facsimile: (847) 480-0199 Attention: Tom D. Wippman	$3.45	$109,912,500.00

Sterling Capital Partners II, L.P.	Sterling Capital Partners, LLC 1033 Skokie Boulevard, Suite 600 Northbrook, Illinois 60062 Facsimile: (847) 480-0199 Attention: Tom D. Wippman	$1.15	$36,637,500.00

Citigroup Capital Partners II 2007 Citigroup Investment, L.P.	388 Greenwich Street, 32nd Floor New York, NY 10013 Attn: Todd Benson With a copy to: Ranesh Ramanthan at the same address	$1.02	$32,437,610.82

Citigroup Capital Partners II Employee Master Fund, L.P.	388 Greenwich Street, 32nd Floor New York, NY 10013 Attn: Todd Benson With a copy to: Ranesh Ramanthan at the same address	$1.15	$36,435,932.87

Citigroup Capital Partners II Onshore, L.P.	388 Greenwich Street, 32nd Floor New York, NY 10013 Attn: Todd Benson With a copy to: Ranesh Ramanthan at the same address	$0.52	$16,449,304.71

Citigroup Capital Partners II Cayman Holdings, L.P.	388 Greenwich Street, 32nd Floor New York, NY 10013 Attn: Todd Benson With a copy to: Ranesh Ramanthan at the same address	$0.65	$20,611,450.43

Member	Address	Capital Contribution	Equity Commitment

CGI CPE LLC	388 Greenwich Street, 32nd Floor New York, NY 10013 Attn: Todd Benson With a copy to: Ranesh Ramanthan at the same address	$1.38	$44,015,701.17

Steven Taslitz*	Sterling Capital Partners, LLC 1033 Skokie Boulevard, Suite 600 Northbrook, Illinois 60062 Facsimile: (847) 480-0199 Attention: Tom D. Wippman	$0.16	$5,060,120.00

R. Christopher Hoehn-Saric*	Sterling Capital Partners, LLC 1033 Skokie Boulevard, Suite 600 Northbrook, Illinois 60062 Facsimile: (847) 480-0199 Attention: Tom D. Wippman	$0.49	$15,720,360.00

Eric Becker*	Sterling Capital Partners, LLC 1033 Skokie Boulevard, Suite 600 Northbrook, Illinois 60062 Facsimile: (847) 480-0199 Attention: Tom D. Wippman	$0.02	$622,448.00

Merrick Elfman*	Sterling Capital Partners, LLC 1033 Skokie Boulevard, Suite 600 Northbrook, Illinois 60062 Facsimile: (847) 480-0199 Attention: Tom D. Wippman	$0.01	$264,096.00

*Includes commitments from affiliated entities to roll over Shares.